EXHIBIT 4.06

REGISTRATION RIGHTS AGREEMENT

           This Registration Rights Agreement (this "Agreement ") is made and entered into as of December 19, 1999, by and between VERISIGN, INC., a Delaware corporation ("VeriSign"), Mark Shuttleworth (the "Shareholder") who immediately prior to the Effective Time of the Exchange (as defined below) is the sole shareholder of THAWTE HOLDINGS (PTY) LTD., a South African corporation ("THAWTE") and the persons (other than the Shareholder) who are listed on Exhibit A hereto (the "Restrained Persons").

           A.      Concurrently with the execution of this Agreement, THAWTE, VeriSign and the Shareholder have entered into an Exchange Agreement dated as of December 19, 1999 (the "Exchange Agreement"), pursuant to which VeriSign will acquire 100% of the outstanding shares of THAWTE in exchange for the issuance to the Shareholder of shares of VeriSign Common Stock pursuant to Section 2.1.1 of the Exchange Agreement (the "Exchange Shares") and cash (the "Exchange").

           B.      Pursuant to Section 5.13 of the Exchange Agreement, the Restrained Persons have entered into non-competition agreements in favor of VeriSign, the consideration for which non-competition agreements was the issuance by VeriSign to the Restrained Persons of shares of VeriSign Common Stock (the "Restraint Shares ").

           NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

           1.     REGISTRATION RIGHTS

                1.1      Certain Definitions.  For purposes of this Agreement:

                           (a)      1933 Act. The term "1933 Act" means the U.S. Securities Act of 1933, as amended, or any successor law.

                           (b)      1934 Act. The term "1934 Act" means the U.S. Securities Exchange Act of 1934, as amended, or any successor law.

                           (c)      Registration. The terms "register," "registered," and "registration " refer to the registration effected by preparing and filing a Form S-3 registration statement in compliance with the 1933 Act (a "registration statement"), and the declaration or ordering of effectiveness of such registration statement.

                           (d)      Registrable  Securities. The term "Registrable  Securities" means: (i) the Exchange Shares; (ii) the Restraint Shares; and (iii) any shares of VeriSign Common Stock that may be issued as a dividend or other distribution (including shares of VeriSign Common Stock issued in a subdivision and split of VeriSign's outstanding Common Stock) with respect to, or in exchange for or in replacement of, the Exchange Shares or the Restraint Shares; excluding in all cases, however, any such shares that are (x) registered under the 1933 Act; (y) sold by a person in a transaction in which rights under this Agreement are not assigned in accordance with the terms of this Agreement; or (z) sold to the public or sold pursuant to Rule 144 promulgated under the 1933 Act. Except as provided in clause (iii) of the first sentence of this Section 1.1(d), the term "Registrable Securities" does not include any shares of VeriSign Common Stock acquired outside the Exchange.

                           (e)      Holder. The term "Holder" means the original holder of any Registrable Securities or any assignee of record of any Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with the provisions of this Agreement.

                           (f)      SEC. The term "SEC" or "Commission" means the U.S. Securities and Exchange Commission.

                           (g)      Form S-3. The term "Form S-3" means such registration statement form under the 1933 Act as is in effect on the date of this Agreement or any successor registration statement form under the 1933 Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by VeriSign with the SEC.

                           (h)      Rule 415. The term "Rule 415" means Rule 415 under the 1933 Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

                           (i)      Terms from Exchange Agreement. Capitalized terms used in this Agreement but not defined in this Section 1 or elsewhere in this Agreement shall have the meanings given them in the Exchange Agreement.

                1.2.    Shelf Registration.

                           (a)      As promptly as reasonably practicable following, and consistent with the requirements of applicable law, VeriSign shall prepare and file with the SEC a registration statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the Registrable Securities (the "Shelf Registration"). VeriSign shall use its best efforts to have such Shelf Registration declared effective on or before the Closing of the Exchange and to keep the Shelf Registration continuously effective under the 1933 Act for a continuous period of time (such period of time being hereinafter called the "Effectiveness Period ") commencing on the date the Shelf Registration is declared effective under the 1933 Act by the SEC (the "Effectiveness Date") and ending the second anniversary of the Effectiveness Date

                           (b)      If the Shelf Registration or a Subsequent Registration (as defined below) ceases to be effective for any reason at any time during the Effectiveness Period, then VeriSign shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall, within 45 days of such cessation of effectiveness, file an amendment to the Shelf Registration seeking to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional "shelf" registration statement pursuant to Rule 415 covering all of the Registrable Securities (a "Subsequent Registration"). If a Subsequent Registration is filed, VeriSign shall use its best efforts to cause the Subsequent Registration to be declared effective as soon as practicable after such filing and to keep such registration statement continuously effective until the end of the Effectiveness Period.

                           (c)      Subject to the provisions of Section 1.2(h), VeriSign shall supplement and amend the Shelf Registration if, as and when required by the 1933 Act, the rules and regulations promulgated thereunder or the rules, regulations or instructions applicable to the registration form used by VeriSign for such Shelf Registration.

                           (d)      Any sale of Registrable Securities pursuant to a registration hereunder may be made only during a "Permitted Window" (as defined below) and only in accordance with the method or methods of distribution of such Registrable Securities as described in the registration statement for the Shelf Registration (or Subsequent Registration, as applicable) (which methods of distribution will be specified by the Holders in their Notice of Resale (as defined below)). A Holder may also sell Registrable Securities in a bona fide private offering if the selling Holder provides VeriSign with a written opinion of counsel, satisfactory to counsel to VeriSign, that such offer and sale is an exempt transaction under the 1933 Act and applicable state securities laws.

                           (e)      There will be no more than six (6) Permitted Windows during each of the first 12 months and the second 12 months of the Effectiveness Period and there will be at least a 30-day interval between any two Permitted Windows.

                           (f)      No Shareholder will sell any Registrable Securities, and no Permitted Window will commence, until after VeriSign has publicly released a report including financial statements of VeriSign that include at least thirty (30) days of post-Exchange combined operating results of VeriSign and THAWTE.

                           (g)      During any calendar quarter during the Effectiveness Period, the Shareholder, collectively, may not sell an amount of Registrable Securities that, in the aggregate, exceeds three percent (3%) of the outstanding shares of VeriSign Common Stock, as indicated in VeriSign's then most recent published report.

                           (h)      A "Permitted Window" is a period of thirty (30) consecutive calendar days commencing upon VeriSign's written notification to the Shareholder in response to a Notice of Resale (as defined below) that the prospectus contained in the registration statement is available to be used for resales of Registrable Securities pursuant to the Shelf Registration. In order to cause a Permitted Window other than the first Permitted Window(the "First Permitted Window") to commence, a Holder or Holders of Registrable Securities must first give written notice to VeriSign of its/their present intention to sell some or all of its/their Registrable Securities pursuant to the Shelf Registration and indicate the number of shares proposed to be sold (a "Notice of Resale"). Upon receipt of such Notice of Resale (unless a certificate of the President of VeriSign is delivered as provided in Section 1.3(b) below), VeriSign will give written notice to the Holders as soon as practicable, but in no event more than seven (7) business days after such receipt, that: (i) the prospectus contained in the registration statement is current (it being acknowledged that it may be necessary for VeriSign during this period to supplement the prospectus or make an appropriate filing under the 1934 Act so as to cause the prospectus to become current) and that the Permitted Window will commence on the date of such notice by VeriSign; or (ii) VeriSign is required under the 1933 Act and the regulations thereunder to amend the registration statement in order to cause the prospectus to be current. In the event that VeriSign determines that an amendment to the registration statement is necessary as provided above, it will file and cause such amendment to become effective as soon as practicable; whereupon it will notify the Shareholder that the Permitted Window will then commence. VeriSign shall not be obligated to keep the registration statement current during any period other than a Permitted Window. If, pursuant to Section 1.3(b), VeriSign defers a Permitted Window, and the Holders withdraw their Notice of Resale, then such withdrawal shall not count as a Permitted Window. The Holders may elect to withdraw a request for registration pursuant to a Notice of Resale; provided however, that if VeriSign has commenced preparation of any supplement or amendment to the registration statement or any part thereof in response to such Notice of Resale prior to receiving written notice from the Holders' of the withdrawal of their request for registration, then the Holders will promptly reimburse VeriSign for its actual costs and expenses incurred in preparing and/or filing such supplement and/or amendment. Notwithstanding any other provision contained herein, by operation of this Agreement and without the delivery of a Notice of Resale by the Holders, the First Permitted Window shall commence on the date of the Closing of the Exchange pursuant to the Exchange Agreement and shall remain open for a period of thirty days following the Closing. In the event that the Shelf Registration has not been declared effective prior to the Closing of the Exchange, the Shareholder shall have the right to cause THAWTE and VeriSign to delay the Closing of the Exchange until such time as the Shelf Registration has become effective and the First Permitted Window has opened. Alternatively, the Shareholder may elect to cause THAWTE and VeriSign to effect the Closing of the Exchange prior to the Effectiveness Date. In the event of such election by the Shareholder, by operation of this Agreement and without the delivery of a Notice of Resale by the Holders, the First Permitted Window shall commence on the Effectiveness Date and shall remain open for a period of thirty days following the Effectiveness Date .

                (i)      If a Holder or any trustee or beneficiary of a Holder is or becomes an employee of VeriSign or any subsidiary of VeriSign (other than THAWTE, or any subsidiary thereof THAWTE USA, Inc., or any subsidiary thereof), then in such event, notwithstanding any other provision of this Agreement, such Holder will sell and dispose of Registrable Securities pursuant to the Shelf Registration or any Subsequent Registration only during those time periods ("trading windows") during which the officers and directors of VeriSign are permitted to make sales, purchases or other trades in VeriSign's securities under VeriSign's then-current securities trading policy applicable to VeriSign employees. When and if applicable, VeriSign shall notify Holders in writing of the commencement or expiration of each trading window within at least one (1) trading day prior to the commencement or expiration of such trading window, as applicable. It is understood and agreed by the parties that for the purposes of this section, Shareholder is not an "employee" of VeriSign or its subsidiaries(other than THAWTE, or any subsidiary thereof THAWTE USA, Inc., or any subsidiary thereof) by virtue of Shareholder entering into the Consulting Agreement with VeriSign.

                     1.3       Limitations. Notwithstanding the provisions of Section 1.2 above, VeriSign shall not be obligated to effect any such registration, qualification or compliance of Registrable Securities pursuant to this Agreement, or the Holders shall not be entitled to sell Registrable Securities pursuant to the registration statement, as applicable:

                                           (a)      if Form S-3 is not then available for such offering by the Holders, provided, that VeriSign represents and warrants to the Holders that Form S-3 is currently available to VeriSign and will be available for use by VeriSign at the commencement of, and throughout the term of, the First Permitted Window;

                                           (b)       if VeriSign shall furnish to the Holders a certificate signed by the President of VeriSign stating that, in the good faith judgment of the Board of Directors of VeriSign, it would be seriously detrimental to VeriSign and its stockholders for such Permitted Window to be in effect at such time, due, for example, to the existence of a material development or potential material development involving VeriSign which VeriSign would be obligated to disclose in the prospectus contained in the Shelf Registration, which disclosure would, in the good faith judgment of the Board of Directors of VeriSign, be premature or otherwise inadvisable at such time or would have a material adverse affect upon VeriSign and its shareholders, in which event VeriSign will have the right to defer a Permitted Window for a period of not more than sixty (60) days after receipt of a Notice of Resale from the Holder or Holders pursuant to this Section 1.2; provided, however, that VeriSign may so postpone a Permitted Window no more than two (2) times per calendar year during each of the 2000 and 2001 calendar years (and not more than once for each six (6) month period that the Effectiveness Period is extended pursuant to the following proviso) and provided further, that if VeriSign so postpones a Permitted Window, the Effectiveness Period of the Shelf Registration shall be extended by a period of time equal to the period of postponement (subject to the provisions of Sections 1.4 and 1.10 below) and provided further, that VeriSign represents and warrants to the Holders as of the date hereof, as of the commencement of, and throughout the term of, the First Permitted Window, there does not now exist, and there will not exist during the term of the First Permitted Window, any material development or potential material development such as would give VeriSign the right hereunder to defer the First Permitted Window, and provided further, that VeriSign covenants that it will not defer the First Permitted Window . If VeriSign defers a Permitted Window as provided herein and the Holders withdraw their Notice of Resale, then such withdrawal shall not count as a Permitted Window;

                                           (c)      if VeriSign is acquired and its Common Stock ceases to be publicly traded and in such acquisition of VeriSign the Holders receive, in exchange for the Registrable Securities then held by them, cash and/or securities that are registered under the 1933 Act;

                                           (d)      in any particular jurisdiction in which VeriSign would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless VeriSign is already subject to service of process in such jurisdiction; or

                                           (e)      if the SEC refuses to declare such registration effective due to the participation of any particular Holder in such registration (unless such Holder withdraws all such Holder's Registrable Securities from such registration statement).

                     1.4      Shares Otherwise Eligible for Resale. VeriSign shall not be obligated to effect or continue to keep effective any such registration, registration statement, qualification or compliance of Registrable Securities held by any particular Holder:

                                           (a)       if VeriSign or its legal counsel shall have received a "no-action " letter or similar written confirmation from the SEC that all the Registrable Securities originally issued to such Holder in the Exchange and still then held by such Holder may be resold by such Holder in the United States within a three (3) month period without registration under the 1933 Act pursuant to the provisions of Rule 144 or Rule 145(d) promulgated under the 1933 Act (or successor provisions), or otherwise;

                                           (b)      if legal counsel to VeriSign shall deliver a written opinion to VeriSign, its transfer agent and the Holders, in form and substance reasonably acceptable to VeriSign, to the effect that all the Registrable Securities originally issued to such Holder in the Exchange and still then held by such Holder may be resold by such Holder within a three (3) month period without registration under the 1933 Act pursuant to the provisions of Rule 144 or Rule 145(d) promulgated under the 1933 Act, or otherwise; or

                                           (c)       after expiration or termination of the Effectiveness Period.

                     1.5      Expenses. VeriSign shall pay all expenses incurred in connection with the Shelf Registration and any Subsequent Registration (excluding brokers' discounts and commissions), including without limitation all filing, registration and qualification, printers' and accounting fees.

                     1.6      Obligations of VeriSign. Subject to Sections 1.2, 1.3 and 1.4 above, when required to effect the registration of any Registrable Securities under the terms of this Agreement, VeriSign will, as expeditiously as reasonably possible:

                                 (a)       furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus (and amendments or supplements thereto), in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them;

                                 (b)       use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as will be reasonably requested by the Holders, provided that VeriSign will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such state or jurisdiction unless VeriSign is already subject to service of process in such jurisdiction; and

                                 (c)       promptly notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                     1.7       Furnish Information. It shall be a condition precedent to the obligations of VeriSign to take any action pursuant to this Agreement that the selling Holders will furnish to VeriSign such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such Registrable Securities as shall be required to timely effect the registration of their Registrable Securities.

                     1.8       Delay of Registration. No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

                      1.9      Indemnification.

                                (a)       By VeriSign. To the extent permitted by law, VeriSign will indemnify and hold harmless each Holder, the trustee, partners, officers and directors of each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the 1933 Act, the l934 Act or other U.S. federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

                         (i)       any untrue statement or alleged untrue statement of a material fact contained in a registration statement filed by VeriSign pursuant to this Agreement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                          (ii)      the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                         (iii)       any violation or alleged violation by VeriSign of the 1933 Act, the 1934 Act, any U.S. federal or state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any U.S. federal or state securities law in connection with the offering covered by such registration statement;

and VeriSign will reimburse each such Holder, trustee, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably and actually incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of VeriSign (which consent shall not be unreasonably withheld), nor shall VeriSign be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, trustee, partner, officer, director, underwriter or controlling person of such Holder.

                                      (b)      By Selling  Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless VeriSign, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls VeriSign within the meaning of the 1933 Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which VeriSign or any such director, officer, controlling person, underwriter or other such Holder, trustee, partner or director, officer or controlling person of such other Holder may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by VeriSign or any such director, officer, controlling person, underwriter or other Holder, trustee, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying Holder, which consent shall not be unreasonably withheld; and provided further that the total amounts payable in indemnity by a Holder under this subsection 1.9(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

                                      (c)      Notice. Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim for indemnification or contribution in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure of an indemnified party to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

                     (d)       Defect Eliminated in Final  Prospectus. The foregoing indemnity agreements of VeriSign and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended or supplemented prospectus on file with the SEC and effective at the time the sale of Registrable Securities under such registration statement occurs (the "Amended Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Amended Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage, at or prior to the time such action is required by the 1933 Act.

                     (e)       Contribution. In order to provide for just and equitable contribution to joint liability under the 1933 Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 1.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.9 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 1.9; then, and in each such case, VeriSign and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and VeriSign and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                     (f)       Survival. The obligations of VeriSign and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

                1.10      Duration and Termination of VeriSign's  Obligations. VeriSign will have no obligations pursuant to Section 1.2 of this Agreement with respect to any Notice of Resale or other request or requests for registration (or inclusion in a registration) made by any Holder or to maintain or continue to keep effective any registration or registration statement pursuant hereto: (a) after the expiration or termination of the Effectiveness Period; (b) if VeriSign has already effected twelve (12) Permitted Windows pursuant to this Agreement; (c) if, in the written opinion of counsel to VeriSign, delivered to the Holders, all such Registrable Securities proposed to be sold in the United States by such Holder may be sold in a three (3) month period without registration under the 1933 Act pursuant to Rule 144 or Rule 145(d) promulgated under the 1933 Act or otherwise; or (d) if all Registrable Securities have been registered and sold pursuant to registrations effected pursuant to this Agreement and/or have been transferred in transactions in which registration rights hereunder have not been assigned in accordance with this Agreement.

                1.11       Acknowledgment of Other Agreements. The Holders acknowledge that they have been informed by VeriSign that other shareholders of VeriSign currently hold certain S-3 and other registration rights that may enable such other shareholders to sell shares of VeriSign during one or more Permitted Windows or at other times (thus potentially adversely affecting the receptivity of the market to the sale of the Registrable Securities pursuant to the Shelf Registration) and that certain shareholders hold "piggyback registration rights" that may allow them to participate in a registration effected pursuant to this Agreement. In the event that, after the date of this Agreement and prior to expiration of the Effectiveness Period, VeriSign enters into an agreement pursuant to which VeriSign grants registration rights to a third party or parties that may be exercised during the Effectiveness Period, then, within thirty (30) days after it enters into such agreement, VeriSign will notify the THAWTE Shareholder of the grant of such registration rights and their general terms.

                1.12       Volume Limitation. Subject to the limitations contained in this Agreement (including limitations contained in Section 1.3), on each trading day during a Permitted Window on which the THAWTE Shareholder is permitted to sell Registrable Securities under the Form S-3, the THAWTE Shareholder may not sell more than such number of shares of VeriSign Common Stock as does not exceed twenty percent (20%) of the average trading volume of VeriSign Common Stock for the ten (10) trading days immediately preceding such trading day on the Nasdaq National Market (or such other exchange or quotation system on which VeriSign Common Stock is then traded or quoted), unless on any such trading day the THAWTE Shareholder makes a block sale of Registrable Securities under the Form S-3 to a single purchaser or group of purchasers and makes no other sales of Registrable Securities on such trading day.

           2.      ASSIGNMENT

The rights of a Holder under this Agreement may be assigned without VeriSign's consent to any transferee of at least 10,000 shares of the Registered Securities provided that the assignee agrees in writing to be bound by all the obligations of the Holders under this Agreement. In addition, in connection with a hedging transaction or the purchase or sale of any derivative security, a Holder under this Agreement may assign to a third party an executory right to become in the future an assignee under this Agreement, provided, that the securities underlying such hedging or derivative transaction shall represent or be derived from at least 10,000 shares of Registrable Securities, and provided further, that no such third party shall become an assignee until that third party acquires at least 10,000 shares of Registrable Securities and agrees in writing to be bound by all the obligations of the Holders under this Agreement.

           3.      GENERAL PROVISIONS

                3.1       Notices. Unless otherwise provided, all notices, instructions and other communications required or permitted to be given hereunder or necessary or convenient in connection herewith must be in writing and shall be deemed delivered (i) when personally served or when delivered by telex or facsimile (to the telex or facsimile number of the person to whom the notice is given), (ii) the first business day following the date of deposit with an overnight courier service or (iii) on the earlier of actual receipt or the third business day following the date on which the notice is deposited in the United States mail, first class certified, postage prepaid, addressed as follows: (a) if to VeriSign, at 1350 Charleston Road, Mountain View, CA 94043, Attention: President, Telecopier: (650) 961-7300; and (b) if to Shareholder, at such Shareholder's respective address as set forth on Exhibit A hereto. Any party hereto (and such party's permitted assigns) may by notice so given change its address for future notices hereunder.

                3.2       Entire Agreement. This Agreement and the provisions of Section 2.1.3 of the Exchange Agreement constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

                3.3      Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of VeriSign and Holders of a majority of all Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 3.3 shall be binding upon each Holder, each permitted successor or assignee of such Holder and VeriSign.

                3.4      Governing Law. This Agreement will be governed by and construed exclusively in accordance with the internal laws of the State of California, United States of America, as applied to agreements among California residents entered into and to be performed entirely within California, excluding that body of law relating to conflict of laws and choice of law.

                3.5      Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) will be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and will be enforceable in accordance with its terms.

                3.6       No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

                3.7      Captions. The headings and captions to sections of this Agreement have been inserted for identification and reference purposes only and will not be used to construe or interpret this Agreement.

                3.8      Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                3.9      Effectiveness of Agreement. Regardless of when signed, this Agreement will not become effective or binding unless and until the Closing (as defined in the Exchange Agreement) of the Exchange has been consummated in accordance with the Exchange Agreement.

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           IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

VERISIGN, INC.		SHAREHOLDER

By:	/s/ STRATTON D. SCLAVOS	/s/ MARK SHUTTLEWORTH
Mark Shuttleworth
Print Name:

Title:

RESTRAINED PERSONS

[Name]

[Name]

[Name]

[Name]

[Name]

EXHIBIT A

List of Shareholders

Name and Address	Number of Shares of VeriSign Common Stock Held
Mark Shuttleworth